SUBADVISORY AGREEMENT

AGREEMENT made as of the 1st day of March, 2024, between AMG FUNDS LLC, a limited liability company organized under the laws of the state of Delaware and having its principal place of business at 680 Washington Boulevard, Suite 500, Stamford, Connecticut 06901 (the “Adviser”) and Systematica Investments Limited, a Jersey limited company, acting solely in its capacity as general partner of Systematica Investments LP, and having its principal place of business at First Floor, 29 Esplanade, St Helier, Jersey JE2 3QA (the “Subadviser”).

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Advisers Act; and

WHEREAS, AMG FUNDS I, a Massachusetts business trust (the “Trust”), engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in a series, AMG Systematica Managed Futures Strategy Fund (the “AMG Systematica Managed Futures Strategy Fund” or the “Fund”) and AMG Systematica Subsidiary Fund I (the “Subsidiary”) is a Cayman Islands exempted company and has been incorporated as a wholly owned subsidiary of the Fund; and

WHEREAS, pursuant to a Fund Management Agreement, dated as of August 1, 2000, among the Trust, the Subsidiary and the Adviser, as amended (the “Advisory Agreement”), the Adviser is required to perform investment advisory services for the Subsidiary.

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUBADVISER.

The Adviser hereby appoints the Subadviser to provide investment management services to the Subsidiary for the period and on the terms herein set forth. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF ADVISER AND SUBADVISER.

(i) Delivery of Documents. The Adviser has furnished the Subadviser with true copies of each of the following:

(a) The Subsidiary’s Memorandum of Association (such Memorandum of Association, as presently in effect and as it shall from time to time be amended or supplemented, is herein called the “Memorandum”)

(b) The Subsidiary’s Articles of Association (such Articles of Association, as presently in effect and as it shall from time to time be amended or supplemented, is herein called the “Articles”)

(c) Resolutions of the Trust’s Board of Trustees authorizing the appointment of the Adviser and Subadviser and approving the Advisory Agreement and this Agreement and copies of the minutes of the initial meeting of shareholders of the Fund;

(d) The Trust’s Registration Statement and each Post-Effective Amendment thereto on Form N-1A under the Securities Act of 1933 as amended (the “1933 Act”) and the 1940 Act (File Nos. 033-44909 and 811-06520) with respect to the Fund as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto (the “Registration Statement”);

(e) The most recent prospectus (such prospectus, as in effect from time to time and all amendments and supplements thereto are herein called a “Prospectus”) of the Fund;

(f) All resolutions of the Board of Trustees of the Trust pertaining to the objectives, investment policies and investment restrictions of the Fund; and

(g) Copies of the executed Advisory Agreement among the Trust, the Subsidiary and the Adviser relating to the Subsidiary.

The Adviser will furnish the Subadviser as soon as practicable with copies of all amendments of or supplements to items (a), (b), (c), (d), (e), (f), and (g) to the extent such amendments or supplements relate to or affect the obligations of the Subadviser hereunder with respect to the Subsidiary. To the extent any such amendments or supplements affect the services provided under this Agreement or relate to or affect the obligations of the Subadviser, such amendments or supplements will be made in accordance with applicable law and regulation and the Subadviser shall be given reasonable time to implement any required changes.

(ii) The Subadviser, at its own expense, shall furnish the following services to the Subsidiary:

(a) Investment Program. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment objective and policies of the Subsidiary as set forth in the Trust’s current Registration Statement and the Subsidiary’s Memorandum and Articles and subject to the supervision of the Adviser and the Board of Directors of the Subsidiary, to (i) provide an investment program and strategy for the Subsidiary, including investment research and analysis with respect to securities and investments in connection with the implementation of such strategy, in compliance with the Subsidiary’s investment objective and policies as set forth in the Trust’s current Registration Statement and the Subsidiary’s Memorandum and Articles, (ii) determine (subject to the overall supervision of the Board of Directors of the Subsidiary) what investments shall be purchased, held, sold or exchanged by the Subsidiary and what portion, if any, of the assets of the Subsidiary shall be held in cash or cash equivalents, and (iii) make changes in the investments of the Subsidiary. In accordance with paragraph 2(ii)(b), the Subadviser shall arrange for the placing of all orders for the purchase and sale of securities and other investments for the Subsidiary’s account and will exercise full discretion and act for the Subsidiary in the same manner and with the same force and effect as the Subsidiary might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or transactions. The Subadviser will make its officers and employees available to meet (by phone or video conference rather than physically unless otherwise agreed to by the parties) with the Adviser’s officers and directors on prior written notice at reasonable times and with reasonable frequency to review the investments and investment program of the Subsidiary in light of current and prospective economic and market conditions. The Subadviser is authorized on behalf of the Subsidiary to enter into agreements and execute any documents required to make investments in fulfilling its duties hereunder. The Subadviser’s responsibility for providing portfolio management services hereunder shall be limited to only those assets of the Subsidiary which the Adviser determines to allocate to the Subadviser (those assets being referred to as the “Fund Account”). The Subadviser agrees that, except with respect to Systematica Investments UK LLP, Systematica Investments Singapore Pte. Ltd and Systematica Investments GP Limited, it shall not consult with any investment advisor(s) (within the meaning of the 1940 Act) to the Fund, the Subsidiary or any other registered investment company or portfolio series thereof under common control with the Subsidiary concerning transactions for the Fund Account in securities or other assets such that the exemptions under Rule 10f-3, Rule 12d-3 and/or Rule 17a-10 under the 1940 Act would not be available with respect to the Fund.

The parties acknowledge that, based upon the Subsidiary’s investment strategy, it is unlikely that the Subsidiary will be entitled to vote any proxies. Nevertheless, in such event, the Subadviser shall exercise voting authority with respect to proxies that the Subsidiary is entitled to vote by virtue of the ownership of assets attributable to that portion of the Subsidiary for which the Subadviser has investment management responsibility; provided that the exercise of such authority shall be subject to periodic review by the Adviser and the Trustees of the Trust; provided, further that such authority may be revoked in whole or in part by the Adviser if required by applicable law. The Subadviser shall exercise its proxy voting authority hereunder in accordance with the Subadviser’s proxy voting policy (the “Proxy Voting Policy”), as may be amended from time to time, provided that, to the extent there are any material amendments to the Proxy Voting Policy, an updated policy will be provided to the Adviser (and is otherwise available upon request to the Subadviser). The Subadviser shall provide such information relating to its exercise of proxy voting authority hereunder (including the manner in which it has voted proxies and its resolution of conflicts of interest) as reasonably requested by the Adviser from time to time. The Adviser agrees that the Subadviser may make such disclosures in respect of the Fund Account as are required by applicable law and regulation.

The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Fund, the Subsidiary or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Subsidiary, or the Trust, or of the Adviser. If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Subsidiary, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund, the Subsidiary, or the Trust.

The Subadviser confirms it has established and maintains a conflicts of interest policy, a copy of which is available upon request to the Subadviser, in order to seek to identify, monitor and manage actual and potential conflicts of interest. The Adviser has been provided with a copy of the Subadviser’s Form ADV and acknowledges that certain material conflicts relating to the Subadviser (that the Subadviser is aware of) have been disclosed in the Form ADV.

(b) Portfolio Transactions. In connection with the management of the investment and reinvestment of the Subsidiary, the Subadviser, acting by its own officers, directors or employees or by a duly authorized subcontractor, is authorized to select the broker or dealers that will execute purchase and sale transactions for the Subsidiary.

The Subadviser agrees that when executing orders for the Subsidiary pursuant to this Agreement, the Subadviser will seek best execution consistent with applicable law and comply with its order execution and allocation policies. The Adviser acknowledges that it has received copies of the Subadviser’s order execution and allocation policies for itself and on behalf of the Subsidiary (the “Order Execution Policy” and the “Allocation Policy”, respectively), as may be amended from time to time, provided that, to the extent there are any material amendments to the Order Execution Policy or the Allocation Policy, an updated policy will be provided to the Adviser (and are otherwise available upon request to the Subadviser).

The Subadviser may buy securities for the Subsidiary at the same time it is selling such securities for another client account and may sell securities for the Subsidiary at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time, the Subadviser may effectuate cross transactions between the Subsidiary and such other account if it deems this to be advantageous. The Subadviser also may cause the Subsidiary to enter into other types of investment transactions (e.g., a long position on a particular securities index) at the same time it is causing other client accounts to take opposite economic positions (e.g., a short position on the same index).

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Subsidiary as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in accordance with the Allocation Policy. The Adviser for itself and on behalf of the Subsidiary acknowledges that aggregation may on some occasions operate to the disadvantage of the Subsidiary.

The Subadviser will advise the Subsidiary’s custodian or such depository or agents as may be designated by the custodian and the Adviser as soon as reasonably practicable of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. The Subadviser shall not have possession or custody of any Subsidiary investments. The Subsidiary shall be responsible for all custodial agreements and the payment of all custodial charges and fees and, upon the Subadviser giving relevant instructions to the custodian, the Subadviser shall have no responsibility or liability for the acts, omissions or other conduct of the custodian. The Adviser shall procure that each of the Subsidiary’s custodian and any other third party appointed with respect to the Subsidiary, co-operates fully with the Subadviser in connection with its investment management of the Subsidiary in order to enable the Subadviser properly to discharge its duties hereunder.

For the purposes of this Agreement, “Proper Instructions” means instructions given by agreed electronic means of communication on a timely and accurate basis in the form agreed upon among the parties in respect of any of the matters referred to herein given by one or more persons as the Adviser shall from time to time notify to the Subadviser as having been authorised to give the particular class of instructions in question which are not contrary to applicable law or regulations, or otherwise vary the terms of this Agreement.

In following any Proper Instructions given by the Adviser pursuant to this Agreement, the Subadviser shall not be responsible or liable for any losses incurred by the Subsidiary arising from actions or omissions caused by complying with such Proper Instructions and shall comply with any such Proper Instruction from the Adviser reasonably believed by the Subadviser to be genuine, properly authorised and, if applicable, executed and signed (except where, in the reasonable opinion of the Subadviser, compliance with such instruction or direction would not be permitted by any applicable law or regulation having general application to the Subadviser or the Subsidiary or would otherwise vary the terms of this Agreement, in which case, the Subadviser must refuse to comply with that Proper Instruction and shall, to the extent permitted by applicable law, regulation or court order, notify the Adviser of its reasons for such refusal).

Notwithstanding anything to the contrary in this Agreement, the Subadviser shall have no obligation to verify any Proper Instruction given to it by the Adviser or the Subsidiary and shall not be liable for acting in compliance with any Proper Instructions given to it by the Adviser or the Subsidiary so long as the Subadviser is of the reasonable opinion that such instruction is valid.

The Subadviser shall, upon due notice from the Adviser, provide periodic and special reports describing any relevant research, advice or other services received and the incremental commissions, net price or other consideration to which they relate as the Adviser may reasonably request.

Notwithstanding the foregoing, the Subadviser agrees that the Adviser shall have the right by written notice sent to legal@systematica.com to identify securities that may not be purchased on behalf of the Subsidiary and/or brokers and dealers through which portfolio transaction on behalf of the Subsidiary may not be effected, including, without limitation, brokers or dealers affiliated with the Adviser. As soon as reasonably practicable following receipt of such any written notice, (i) the Subadviser shall refrain from purchasing such securities for the Subsidiary or directing any portfolio transaction to any such broker or dealer on behalf of the Subsidiary, unless and until the written approval of the Adviser to do so is obtained, but the Subadviser shall not be liable to the Subsidiary for so acting; and (ii) the Subadviser agrees that it shall not direct portfolio transactions for the Subsidiary through any broker or dealer that is an “affiliated person” of the Subadviser (as that term is defined in the 1940 Act or interpreted under applicable rules and regulations of the SEC) without the prior written approval of the Adviser, which shall not be unreasonably withheld. The Adviser agrees that it will provide the Subadviser with a list of brokers and dealers that are “affiliated persons” of the Subsidiary as well as any updates from time to time.

The Subadviser will assist Adviser, as reasonably requested, for purposes of the Adviser’s determinations or confirmations, consistent with the procedures and policies stated in the Registration Statement for the Fund, the Memorandum or Articles for the Subsidiary, or adopted by the Board of Directors of the Subsidiary or the Board of Trustees of the Fund, the value of any portfolio securities or other assets of the Subsidiary for which the Adviser seeks input from or identifies for review by the Subadviser. The parties acknowledge that, notwithstanding any term of this Agreement to the contrary, the Subadviser shall not be responsible for valuation of the Subsidiary’s assets or in any way liable or responsible to the Adviser, the Subsidiary or the Trust (or anyone else) in connection with such valuation assistance, provided that the Subadviser agrees to provide such valuation assistance in good faith.

(c) Reports. The Subadviser shall provide the Adviser or the Subsidiary with (i) all material as reasonably may be requested by the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act ; (ii) monthly or quarterly compliance checklists in the form prescribed by the Adviser, acting reasonably; and (iii) such periodic reports as may be required by the Fund’s or the Adviser’s compliance program under Rule 38a-1 under the 1940 Act, the form of which shall have been mutually agreed upon. The Subadviser shall also furnish the Adviser or the Subsidiary such other information and reports as may be mutually agreed upon in writing, including with respect to portfolio transactions and the investment performance of the Subsidiary, in such form as may be mutually agreed upon. The Subadviser shall render to the Board of Directors of the Subsidiary or Board of Trustees of the Trust such periodic and special reports as the Board of Directors or Board of Trustees reasonably request with respect to matters relating to the duties of the Subadviser set forth herein.

Subject to applicable law, regulation and court order, the Subadviser shall furnish the Adviser (which may also provide it to the Board of Directors of the Subsidiary or the Board of Trustees of the Trust) with descriptions and make copies available for inspection of all material comments that are directly related to the Subsidiary and the services provided under this Agreement received by the Subadviser from the SEC, Commodity Futures Trading Commission (the “CFTC”) or National Futures Association (“NFA”) following routine or special examinations or inspections.

3. SUBADVISORY FEE.

For the services to be provided by the Subadviser as provided in Paragraph 2 hereof, the Adviser shall pay to the Subadviser an annual fee as set forth on Schedule A to this Agreement.

In the case of commencement or termination of this Agreement with respect to the Subsidiary during any calendar month, the fee with respect to the Subsidiary for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed based on the average daily net assets of the Fund Account for the days during which it is in effect.

4. EXPENSES.

During the term of this Agreement, the Subadviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Subsidiary hereunder or as otherwise agreed between the Subsidiary, the Adviser and the Subadviser. Subject to any expense limitation agreement as in effect from time to time with respect to the Subsidiary, the Subsidiary shall assume and shall pay (i) issue and transfer taxes and all other taxes and/or duties chargeable to the Subsidiary in connection with transactions to which the Subsidiary is a party, and (ii) interest on borrowed money, if any. The Adviser hereby indemnifies the Subadviser, and keeps the Subadviser indemnified after termination of this Agreement, against any liability for such taxes and/or duties chargeable to the Subsidiary in connection with the transactions to which the Subsidiary is a party. In addition to these expenses, the Subsidiary shall pay all brokers’/dealers’ and underwriting commissions chargeable to the Subsidiary in connection with the securities transactions to which the Subsidiary is a party.

5. COMPLIANCE WITH APPLICABLE REGULATIONS.

In performing its duties hereunder, the Subadviser

(i) shall establish compliance procedures (copies of which shall be provided to the Adviser, and shall be subject to review and approval by the Adviser) reasonably calculated to ensure compliance at all times with: all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder applicable to the Subadviser’s services provided hereunder to the Subsidiary; and shall comply at all times with applicable provisions of Subchapter M of the Internal Revenue Code of 1986, as amended; the United States Commodity Exchange Act, as amended (the “CEA”), and the regulations thereunder; the applicable provisions of the Registration Statement; the applicable provisions of the Memorandum and Articles, in each case to the extent relevant to the Subadviser’s obligations hereunder, and as the same may be amended from time to time and provided to the Subadviser in accordance with and subject to the terms hereof; and any other applicable provisions of state, federal or foreign law.

(ii) acknowledges that the Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that the Subadviser and certain of its employees, officers and directors may be subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish, and shall, to the extent required by law or such code of ethics, cause its employees, officers and directors to furnish, to the Adviser and/or to the Trust, all reports and information required to be provided under such code of ethics with respect to such persons.

(iii) agrees that it shall (i) as soon as reasonably practicable provide to the Adviser copies of its annual compliance review report (or a summary of the process and findings), as well as copies of such items as third-party compliance audits; (ii) as soon as reasonably practicable provide to the Fund from time to time such additional information and certifications in respect of the relevant policies and procedures of the Subadviser, compliance by the Subadviser with federal securities laws and related matters as the Fund’s compliance personnel may reasonably request and which are mutually agreed upon; (iii) to the extent permitted by applicable law, regulation and court order, as soon as reasonably practicable notify the Adviser of any contact from the SEC, the CFTC, or other regulators or a Self-Regulatory Organization (“SRO”), including exchanges (such as an examination, inquiry, investigation, institution of a proceeding, etc.) relating directly to the Subsidiary, or that would have a material impact on the Subadviser’s ability to perform its obligations hereunder; and (iv) subject to applicable law, regulation and court order, as soon as reasonably practicable notify the Adviser of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) relating directly to the Subsidiary, of which it is aware and actions taken in response to issues or items raised by the SEC, CFTC, an SRO or other regulators.

(iv) agrees that it will maintain for the Trust such records as are required to be maintained by the Subadviser under Rules 31a-1 and 31a-2 under the 1940 Act and under the CEA and the regulations thereunder in respect to its services hereunder and that such records are the property of the Trust which are not otherwise required to be maintained separately by the Adviser or the Trust (or their agent(s)) and further agrees to surrender as soon as reasonably practicable to the Trust any such records upon the Trust’s request all in accordance with Rule 31a-3 under the 1940 Act, provided that the Subadviser may retain such copies of records as required by applicable law and regulation and its own document retention policies.

6. LIABILITY OF SUBADVISER; INDEMNIFICATION.

The Subadviser shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Subsidiary in connection with the matters to which this Agreement relates; save for losses directly caused by (i) the willful misfeasance, bad faith or gross negligence or the reckless disregard of the Subadviser’s obligations and duties (each of which is hereby referred to as a “Culpable Act”) under this Agreement, or (ii) any untrue statement of a material fact provided expressly by the Subadviser in accordance with this Clause 6 and contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials (collectively, “Fund Materials”) for circulation to investors or potential investors in the Fund or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Adviser or the Fund by the Subadviser for use therein. For the avoidance of doubt, the Subadviser shall have no direct liability whatsoever to shareholders of the Fund, save where required by applicable law.

For the purposes of this Clause 6, prior to any circulation to investors or potential investors in the Fund, any Fund Materials will first be provided to the Subadviser for its review solely in respect of any applicable statements relating to or provided by the Subadviser (as identified by the Adviser and the Subadviser), and the Subadviser shall be afforded a reasonable period of time to approve such statements in the Fund Materials in writing to the Adviser. Any statements expressly approved by the Subadviser pursuant to this Clause for inclusion in the relevant Fund Materials shall not thereafter be edited without the prior written consent of the Subadviser.

The Subadviser shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Adviser in connection with the matters to which this Agreement relates; save for losses suffered by the Adviser directly caused by (i) a Culpable Act by the Subadviser, or (ii) any untrue statement of a material fact contained in the Fund Materials provided expressly by the Subadviser in accordance with this Clause 6 for circulation to investors or potential investors in the Fund or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Adviser or the Fund by the Subadviser for use therein.

The Adviser acknowledges that it has received a copy of the Subadviser’s trade error policy (the “Trade Error Policy”), as may be amended from time to time provided that, to the extent there are any material amendments to the Trade Error Policy, an updated Trade Error Policy will be provided to the Adviser (and is otherwise available upon request to the Subadviser). Notwithstanding anything to the contrary herein, the parties agree that any Trade Errors (as defined in the Trade Error Policy) that the Subadviser becomes aware of in respect of the Subsidiary will be dealt with by the Subadviser in accordance with the Trade Error Policy except to the extent otherwise agreed in writing by the Adviser and the Subadviser.

The Adviser shall indemnify the Subadviser and hold it harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly out of or in connection with the performance of services by the Subadviser hereunder to the extent such Damages result from (i) a Culpable Act of the Adviser or the Subsidiary, or (ii) any untrue statement of a material fact contained in the Fund Materials provided expressly by the Adviser or the Trust for circulation to investors or potential investors in the Fund or the omission to state therein a material fact known to the Adviser or the Trust which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Adviser or the Fund by the Subadviser for use therein.

The Subadviser shall indemnify the Adviser from and against any Damages arising directly out of or in connection with the performance of services by the Adviser under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from (i) any Culpable Act of the Subadviser, or (ii) any untrue statement of a material fact contained in the Fund Materials provided expressly by the Subadviser in accordance with this Clause 6 for circulation to investors or potential investors in the Fund or the omission to state therein a material fact known to the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Adviser or the Fundby the Subadviser for use therein.

Notwithstanding anything in this Agreement to the contrary, no party shall (i) be entitled to indemnification or recovery hereunder for any amount to the extent any such party has otherwise been reimbursed for such amount and (ii) be liable under any circumstance for any indirect, special, punitive or consequential losses or damages of any nature. This parties hereto shall use commercially reasonable efforts to mitigate any loss or damages to which this Clause 6 relates.

No warranty is given by the Subadviser as to the performance or profitability of the Subsidiary or any portfolio thereof and each of the Adviser and Subadviser acknowledge that the investment performance of the Subsidiary will differ from the investment performance of other funds, vehicles or accounts managed or advised by the Subadviser and the Subadviser shall not be liable for such difference except by reason of the Subadviser’s willful misfeasance, bad faith or gross negligence or the reckless disregard of the Subadviser’s obligations and duties this Agreement.

7. REPRESENTATIONS AND WARRANTIES.

(a) Adviser. The Adviser represents and warrants to the Subadviser that (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Subsidiary and the Adviser; (ii) the execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Subsidiary or the Adviser or their respective property is bound, whether arising by contract, operation of law or otherwise; and (iii) each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Subsidiary and the Adviser and when executed and delivered by the Adviser will be the legal, valid and binding obligation of the Subsidiary and the Adviser, enforceable against the Subsidiary and Adviser in accordance with its terms hereof subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser hereby represents that it will manage and operate the Subsidiary in accordance with all applicable laws and regulations during the term of this Agreement.

The Adviser hereby represents that the Subsidiary shall not be marketed or otherwise offered to investors in the UK or the European Economic Area (“EEA”) or to UK or EEA nationals.

The Adviser confirms that, to the extent applicable, the Subsidiary is a “qualified eligible person” (as defined in CFTC Reg. § 4.7) and consents to the Subadviser and its Delegates treating its account as an exempt account.

The Adviser confirms that, to its knowledge and where applicable, the Subsidiary is an “eligible contract participant” (as defined in Section 1(a)(18) of the CEA).

(b) Subadviser. The Subadviser represents and warrants to the Adviser that (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the Subadviser’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Subadviser or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Subadviser and when executed and delivered by the Subadviser will be the legal, valid and binding obligation of the Subadviser, enforceable against the Subadviser in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Subadviser confirms it is licensed and regulated for the conduct of “fund services business” by the Jersey Financial Services Commission (the “JFSC”), and/or any successor authority carrying out all or part of the relevant functions thereof applicable to the business to which this Agreement relates under the Financial Services (Jersey) Law, 1998, as amended (the “FSJL”).

The Subadviser has designated the Subsidiary as a “collective investment fund” for the purposes of the Collective Investment Funds (Jersey) Law 1988. The Subadviser hereby covenants with the Adviser that for so long as this Agreement remains in force it shall carry out its duties and obligations and exercise its powers and discretions under this Agreement in accordance with the FSJL and the Codes of Practice for fund services business promulgated by the JFSC and as amended and updated from time to time.

The Subadviser confirms it is registered with the CFTC as a commodity trading advisor, is a member of the NFA in such capacity and is approved by the NFA as a swap firm. Such registration, membership and approval do not imply that the CFTC or the NFA have endorsed the Subadviser’s qualifications to provide the services set forth in this Agreement.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) Duration. This Agreement shall become effective with respect to the Subsidiary on March 1, 2024 (the “Effective Date”). Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the Effective Date with respect to the Subsidiary. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to the Subsidiary so long as such continuance with respect to the Subsidiary is approved at least annually (a) by a vote of a majority of the outstanding shares of beneficial interest of the Fund or (b) by a vote of a majority of the Trustees of the Trust, and in either case by a majority of the Trustees of the Trust who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Trust) cast in person at a meeting called for the purpose of voting on the Agreement.

(b) Amendment. This Agreement may be amended by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement cast in person at a meeting called for that purpose to the extent required by applicable law, and, to the extent required by the 1940 Act, by the holders of a majority of the outstanding voting securities of the Fund in the manner required by the 1940 Act.

(c) Termination. This Agreement may be terminated with respect to the Subsidiary, without payment of any penalty, (1) at any time the Subadvisory Agreement between the Adviser and the Subadviser with respect to the Fund terminates; or (2) at any time (i) by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, (ii) by the Adviser, (iii) by the Subadviser, or (iv) by the Subsidiary, in each case above on sixty (60) days’ prior written notice to the other party, or such shorter notice period as the Adviser, the Subsidiary, the Trust and the Subadviser may agree. Upon the effective date of termination of this Agreement, the Subadviser shall deliver all books and records of the Trust, the Fund, or the Subsidiary held by it (i) to such entity as the Trust may designate as a successor, or (ii) to the Adviser provided that the Subadviser may retain such copies of records as required by applicable law and regulation and its own document retention policies.

(d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act). The Subadviser shall notify the Subsidiary and the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment under the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser or such other steps as the Trustees of the Trust may deem appropriate.

This Agreement may be terminated with immediate effect if the Subsidiary, the Fund, the Adviser or the Subadviser is unable to pay its debts as they fall due or otherwise becomes insolvent or goes into liquidation (other than for the purpose of reconstruction or amalgamation) or if a liquidator, administrator or equivalent is appointed in respect of such party or a substantial part of its assets or is the subject of a court order for its winding up or liquidation.

This Agreement shall automatically and immediately terminate upon the Subadviser ceasing to be licensed and regulated by the JFSC, ceasing to be registered as an investment adviser with the SEC under the Advisers Act or ceasing to be registered with the CFTC as a commodity trading advisor.

(e) Consequences of Termination. In the event of notice of termination that is not an immediate termination, the Adviser agrees to provide Proper Instructions to the Subadviser with respect to the management of the assets in the Fund Account either (a) at the same time as the notice of termination is given if notice is given by the Adviser or the Trust or the Subsidiary or (b) as soon as practicable after receipt of the notice if given by the Subadviser (and during the period prior to receipt of such Proper Instructions, the Subsidiary will continue to be managed as normal), and the Subadviser shall be entitled to rely upon such instructions from the date of receipt through the termination of this Agreement. Any termination effected pursuant to this Clause 8 shall be without prejudice to the settlement of transactions already initiated by the Subadviser or a Delegate. The Subadviser shall be entitled to receive all fees and other monies accrued up to the effective date of termination but shall not be entitled to compensation in respect of such termination or to any fees or other monies after the effective date of termination. In the event this Agreement terminates, any sub-subadvisory agreements between the Subadviser and its Delegates (as defined below) shall terminate automatically.

(f) Survival. The following Clauses shall survive termination of this Agreement: 6, 9, 10, 12(a) and 12(c), provided that Clause 10 shall survive termination of this Agreement for a period of three years from the effective date of such termination.

9. RESERVATION OF NAME.

The parties hereby acknowledge that AMG Funds LLC has reserved the right to grant the nonexclusive use of the name “AMG” or “AMG Funds” or any derivative thereof to any other investment company, investment adviser, distributor or other business enterprise, and to withdraw from the Subsidiary the use of the name “AMG” or “AMG Funds.” The name “AMG” or “AMG Funds” will continue to be used by the Subsidiary so long as such use is mutually agreeable to AMG Funds LLC and the Subsidiary. The Subadviser and the Subsidiary acknowledge that the Subsidiary shall cease using the name “AMG” or “AMG Funds” as a part of the Subsidiary’s name and that the Subadviser or the Subsidiary, or any of their affiliates, shall not promote the Subsidiary or conduct the business of the Subsidiary in any way in such name if this Agreement is terminated for any reason and the Adviser does not expressly consent in writing to such use of the name “AMG” or “AMG Funds.” Future names adopted by the Subsidiary, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions. Notwithstanding the above, AMG Funds LLC consents to the use of its name, including in connection with the name of the Subsidiary, in a representative client list in connection with the completion of marketing materials.

The parties hereby acknowledge that the Subadviser has reserved the right to grant the nonexclusive use of the name “Systematica” or any derivative thereof to any other investment company, investment adviser, distributor or other business enterprise, and to withdraw from the Subsidiary the use of the name “Systematica.” The name “Systematica” will continue to be used by the Subsidiary so long as such use is mutually agreeable to the Subadviser, the Adviser and the Subsidiary. The Adviser and the Subsidiary acknowledge that the Subsidiary shall cease using the name “Systematica” as a part of the Subsidiary’s name and that the Adviser or the Subsidiary, or any of their affiliates, shall not promote the Subsidiary or conduct the business of the Subsidiary in any way in such name if this Agreement is terminated for any reason following notice from the Subadviser and the Subadviser does not expressly consent in writing to such use of the name “Systematica,” provided that the Subadviser consents to the use of its name in any former name of the Subsidiary if and to the extent such former name is required to be disclosed by applicable law or regulation. Notwithstanding the above, Systematica consents to the use of its name, including in connection with the name of the Subsidiary, in a representative client list in connection with the completion of marketing materials.

In connection with the provision of services hereunder and notwithstanding anything herein to the contrary, the parties agree that the Subadviser and its Delegates shall retain ownership of all intellectual property rights in the systematic trading models used to manage the Subsidiary (including any additions, amendments or upgrades thereto) generated by the Subadviser or its Delegates in the course of the provision of the services hereunder.

10. CONFIDENTIALITY.

The Subadviser shall and shall use commercially reasonable efforts to procure that every person connected with or associated with it shall treat as confidential all information pertaining to the Subsidiary and actions of the Subsidiary, the Adviser and the Subadviser relating to the Subsidiary, provided that it may disclose such information to those third parties required to carry out its duties hereunder (provided such third parties are subject to appropriate confidentiality obligations), and the Adviser shall and shall use commercially reasonable efforts to procure that every person connected with or associated with it shall treat as confidential all information furnished to the Subsidiary or the Adviser by the Subadviser or its Delegates in connection with its duties under the Agreement, provided that it may disclose such information to those third parties required to carry out its duties hereunder (provided such third parties are subject to appropriate confidentiality obligations) (collectively, the “Confidential Information”). The term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by a receiving party in violation of this Agreement, (ii) is or becomes available to a receiving party on a nonconfidential basis from a source which, to the best knowledge of the receiving party after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the other, or (iii) is independently developed without reference to or reliance on the Confidential Information.

In the event that a party is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, to the extent permitted by applicable law, regulation or court order, such party will notify the disclosing party as soon as reasonably practicable so that it may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the disclosing party will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

11. DELEGATION

With effect from the date of this Agreement, the Adviser hereby consents, subject to compliance with Section 15 of the 1940 Act, to the delegation by the Subadviser to Systematica Investments UK LLP, Systematica Investments Singapore Pte. Ltd and Systematica Investments GP Limited (each, a “Delegate”), to perform its duties under this Agreement. In connection with such delegations, the Subadviser (or any Delegate) may provide information about the Subsidiary or the Adviser to any Delegate and/or counterparty or other parties for proper purposes in connection with the services hereunder. The Subadviser shall be responsible for the acts and omissions of its Delegates as if they were its own.

12. MISCELLANEOUS.

(a) Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, e-mail or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

The Adviser:	AMG Funds LLC Attention: Legal and Compliance Department 680 Washington Boulevard, Suite 500 Stamford, Connecticut 06901 E-mail: amgfcco@amg.com

Subadviser:	Systematica Investments Limited Attention: First Floor 29 Esplanade St. Helier, Jersey JE2 3QA E-mail:

(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

(d) Counterparties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except in writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE U.S. COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE U.S. COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the Adviser and the Subadviser have caused this Agreement to be executed as of the date first set forth above.

AMG FUNDS LLC

By:
Name:
Title:

SYSTEMATICA INVESTMENTS LIMITED acting as general partner of
SYSTEMATICA INVESTMENTS LP

By:
Name:
Title:

Acknowledged and agreed to as of the date first set forth above with respect to the Subsidiary’s obligations under this Agreement.

AMG SYSTEMATICA SUBSIDIARY FUND I

By:
Name:
Title: Authorised Signatory

SCHEDULE A

AMG Systematica Subsidiary Fund I

For services provided to the Fund Account, the Adviser will pay a base monthly fee for each calendar month at an annual rate of [ ]% of the average net assets in the Fund Account during the month. Average assets shall be determined using the average daily net assets in the Fund Account during the month.

24